Exhibit 99.1


Contacts:

Michael Earley                              Al Palombo
Metropolitan Health Networks                Cameron Associates
Chief Executive Officer                     Investor Relations
(561) 805-8500                              (212) 245-8800 Ext. 209
mearley@metcare.com                         al@cameronassoc.com


           METROPOLITAN HEALTH NETWORKS PROVIDES PRELIMINARY UNAUDITED
                 RESULTS FOR FOURTH QUARTER AND FULL YEAR 2006


WEST PALM BEACH, FL, FEBRUARY 14, 2007 - Metropolitan Health Networks, Inc. (AMEX: MDF), a leading provider of healthcare services to Medicare beneficiaries in Florida, today announced preliminary unaudited summary financial results for the quarter and year ended December 31, 2006.

Metropolitan anticipates total revenue for 2006 of approximately $229 million as compared to $183.8 million for 2005, an increase of approximately 24.6%, and expects to report net income of approximately $0.5 to $1.8 million ($0.01 to $0.03 per diluted share). Metropolitan expects the 2006 results to include a segment loss before allocated overhead and income taxes for the company's Medicare Advantage HMO of between $11.4 and $12.2 million. This loss will be offset by the segment profit before allocated overhead and income taxes from the company's core Humana-related PSN business segment of between $20.3 and $21.5 million.

The Company expects to report that revenue for the fourth quarter of 2006 increased approximately 20% to $56.6 million as compared to $47.1 million for the same period of 2005. The net loss for the quarter is anticipated to be between $1.4 and $2.7 million (between $0.03 to $0.05 per diluted share). Fourth quarter 2006 results include a segment loss before allocated overhead and income taxes of between $5.2 and $6.0 million for the HMO due principally to higher than expected medical costs. The fourth quarter segment profit before allocated overhead and income taxes for the Company's PSN business segment is expected to be between $4.2 to $5.4 million.

Enrollment in the company's HMO stood at approximately 4,600 at February 1, 2007. Membership being served by the PSN segment stood at approximately 25,700, bringing total customers under care to approximately 30,300 at February 1, 2007. These numbers do not consider possible future retroactive disenrollments or cancellations that can be caused by a variety of reasons.

Commenting on the preliminary results, Michael Earley, Metropolitan's Chairman & CEO, stated. "Last quarter we had very disappointing medical expense results at METCARE Health Plans., Inc., our growing Medicare Advantage HMO. While we expect, and have experienced, volatility in medical expense ratio with our relatively small membership, the combination of catastrophic cases and higher than expected utilization has caused us to more quickly undertake a number of initiatives aimed at driving our medical expense performance to expected and acceptable levels. As expected, our core PSN business continues to perform well."

The Company's preliminary, unaudited profit and loss expectations for the year and quarter ended December 31, 2006, are expected to be refined as the Company's year end estimates for medical expenses payable are adjusted to take into account recently available year end data. The Company expects to provide its fourth quarter and full year 2006 audited results in March 2007.

About Metropolitan Health Networks, Inc.:

Metropolitan is a growing healthcare organization in Florida that provides comprehensive healthcare services for Medicare Advantage members and other patients in South and Central Florida. To learn more about Metropolitan Health Networks, Inc. please visit its website at www.metcare.com.

Forward Looking Statements:

Except for historical matters contained herein, statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Without limiting the generality of the foregoing, words such as "may", "will", "to", "plan", "expect", "believe", "anticipate", "intend", "could", "would", "estimate", or "continue" or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements.

Investors and others are cautioned that a variety of factors, including certain risks, may affect our business and cause actual results to differ materially from those set forth in the forward-looking statements. These risk factors include, without limitation, (i) our failure to accurately estimate incurred but not reported medical expense benefit expenses; (ii) pricing pressures exerted on us by managed care organizations and the level of payments we receive under governmental programs or from other payors; (iii) future legislation and changes in governmental regulations; (iv) the impact of Medicare Risk Adjustments on payments we receive for our managed care operations; (v) a loss of any of our significant contracts or our ability to increase the number of Medicare eligible patient lives we manage under these contracts; (vi) our ability to successfully operate a healthcare management organization otherwise known as an HMO; and our ability to continuously increase enrollment and effectively manage expenses in our HMO. The Company is also subject to the risks and uncertainties described in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, as amended on Form 10-Q/A, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, as amended on Form 10-Q/A, and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006.